EXHIBIT I

JOINT FILING AGREEMENT

                Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, each of the parties hereto agrees that the statement on Schedule 13G (including all amendments thereto) with respect to the beneficial ownership of Common Stock of Monolithic System Technology, Inc. to which this agreement is attached as an exhibit, is filed by and on behalf of each such person and that any amendments thereto will be filed on behalf of each such person.

February 12, 2002

/s/ Denny R.S. Ko	/s/ Denny R.S. Ko
Denny R.S. Ko	Denny R.S. Ko
Signing as Manager of DynaTech Capital LLC